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                                 AMENDMENT NO. 2
                                     TO THE
                      SECOND AMENDED AND RESTATED AGREEMENT
                            AND DECLARATION OF TRUST
                                       OF
                           AIM COUNSELOR SERIES TRUST

     This Amendment No. 2 ("Amendment") to the Second Amended and Restated Agreement and Declaration of Trust of AIM Counselor Series Trust amends, effective as of May 24, 2006, the Second Amended and Restated Agreement and Declaration of Trust of AIM Counselor Series Trust (the "Trust") dated as of December 6, 2005 (the "Agreement").

     Under Section 9.7 of the Agreement, a duly authorized officer of the Trust may execute this Amendment.

     WHEREAS, the Trust desires to amend the Agreement to provide more flexibility in (i) the timing of automatically converting Class B Shares to Class A Shares; and (ii) redeeming shares at the option of the Trust;

     NOW, THEREFORE, the Agreement is hereby amended as follows:

     1. Section 2.6(a) of the Agreement is amended and restated to read as follows:

          Subject to the provisions of paragraph (c) below, all Class B Shares other than those purchased through the reinvestment of dividends and distributions shall automatically convert to Class A Shares on or about the end of the month which is no less than 96 months and no more than 97 months after the date on which a Shareholder's order to purchase such shares was accepted.

     2. Section 2.6A(a) of the Agreement is amended and restated to read as follows:

          Subject to the provisions of paragraph (c) below, all Class B1 shares that were issued to shareholders of AIM Floating Rate Fund ("AFRF"), the predecessor of the Trust's Portfolio designated as AIM Floating Rate Fund ("New FRF"), in connection with the reorganization of AFRF as New FRF, a Portfolio of the Trust (the "AFRF Reorganization"), other than Class B1 shares issued in the AFRF Reorganization that represent Class B shares of AFRF acquired through the reinvestment of dividends and distributions, shall automatically convert to Class A Shares on or about the end of the month which is no less than 48 months and no more than 49 months after the date on which an order by a shareholder of AFRF to purchase Class B shares of AFRF was accepted.

     3. Section 7.3 of the Agreement is amended and restated to read as follows:

          7.3 Redemptions at the Option of the Trust. The Trust shall have the right, at its option, upon no less than 30 days notice to the affected Shareholder at any time to redeem Shares of any Shareholder at the net asset value of such Shares: (A) if at such time such Shareholder owns Shares of any Portfolio having an

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          aggregate net asset value of less than an amount determined from time to time by the Trustees; or (B) to the extent that such Shareholder owns Shares equal to or in excess of a percentage of the outstanding Shares of the Trust or of any Portfolio, as such percentage may be determined from time to time, in each case subject to such terms and conditions as are set forth in the registration statement of the Trust in effect from time to time.

     4. Section 7.4 of the Agreement is deleted in its entirety.

     5. All capitalized terms are used herein as defined in the Agreement unless otherwise defined herein. All references in the Agreement to "this Agreement" shall mean the Agreement as amended by this Amendment.

     6. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

     IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of May 24, 2006.


                                        By: /s/ Robert H. Graham
                                            ------------------------------------
                                        Name: Robert H. Graham
                                        Title: President


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